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                                  EXHIBIT 21.0

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Exhibit 21

List of Subsidiaries

Name                                            State Of Incorporation
----                                            ----------------------
International Baler Corp.                              Delaware
Waste Technology Leasing Corp.                         Delaware
Waste Technology Acquisitions Corp.                    Delaware
Consolidated Baling Machine Co., Inc.                  Florida
Solid Waste & Recovery Systems, Inc.                   Florida
Waste Tech Real Estate Corp.                           New York
Consolidated Baler Sales & Service Inc.                New York
International Press and Shear Corp.                    Georgia